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                                                                   EXHIBIT 10.1

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                       CELERA GENOMICS/APPLIED BIOSYSTEMS



                                    MARKETING

                                       AND

                             DISTRIBUTION AGREEMENT












                          EFFECTIVE AS OF APRIL 1, 2002





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                      MARKETING AND DISTRIBUTION AGREEMENT


                  MARKETING AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of February 27, 2003, and effective as of the 1st day of April, 2002 ("Effective Date"), by and among Applera Corporation ("Applera"), the Applied Biosystems Group of Applera ("AB"), and the Celera Genomics Group of Applera ("Celera").

                  WHEREAS, Celera has developed a business based on the generation and sale of human genomic and other biological and medical information (the "Online/Information Business," which term does not include Celera's proteomics efforts or facilities); and

                  WHEREAS, the Online/Information Business is evolving rapidly and somewhat unpredictably, particularly due to the role being played by the public sequencing effort; and

                  WHEREAS, Celera management believes that additional value could be obtained from the Online/Information Business if Celera's information were provided as an integral part of a discovery or knowledge platform broader than Celera's current platform and if such information were distributed by an established sales and marketing organization with broader and deeper market penetration than Celera currently has; and

                  WHEREAS, management representatives from both Celera and AB have met extensively to discuss strategic alternatives for the Online/Information Business, including alternatives for downstream, value-added products; and

                  WHEREAS, AB is a leading supplier of assays, reagents, and systems to the genomics and biotechnology markets, having perhaps the premier marketing/distribution organization for such markets in the world; and

                  WHEREAS, AB desires to expand its current assays, reagents, and systems business by incorporating the data and information developed through, and by utilizing the technology developed for, the Online/Information Business, where both AB and Celera believe that value-added commercial opportunities will be greatly enhanced by Celera's information; and

                  WHEREAS, Celera intends to focus its future efforts in the therapeutics business, and desires to retain its continuing access to genomic and other biological and medical information of the Online/Information Business without having to incur the investments required to enhance its world-class marketing/distribution organization or transform the Online/Information Business to meet the unpredictable and potentially shifting market demands; and

                  WHEREAS, management representatives from Celera and AB have agreed that each of their Group's interests will be served best by collaborating with respect to both marketing/distribution of Celera's information as well as future investments relating to the Online/Information Business; and


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                  WHEREAS, the Board of Directors of Applera (the "Applera
Board") has determined that it is appropriate and in the best interest of Applera and its stockholders to establish a marketing and distribution relationship between AB and Celera whereby AB would market and distribute, as part of a new information business, the data and information developed through the Online/Information Business;

                  WHEREAS, based on the Applera Board approval referred to above, AB and Celera agreed upon the principal terms and conditions of the aforementioned marketing and distribution relationship, and have been operating under such agreement, effective as of April 1, 2002; and

                  WHEREAS, the parties hereto desire to formalize the aforementioned marketing and distribution agreement in a written agreement.

                  NOW, THEREFORE, the parties hereto agree to the Terms and Conditions described in Annex A attached hereto, which shall be deemed effective as of the Effective Date.

                  IN WITNESS WHEREOF, the parties agree to the foregoing as of the date written above.

                               APPLERA CORPORATION


                               By: /s/ Tony L. White
                                   -------------------------------------------
                                   Name:  Tony L. White
                                   Title: Chairman, President and
                                   Chief Executive Officer


                               APPLIED BIOSYSTEMS GROUP OF
                               APPLERA CORPORATION


                               By: /s/ Michael W. Hunkapiller
                                   -------------------------------------------
                                     Name:  Michael W. Hunkapiller
                                     Title: President


                               CELERA GENOMICS GROUP OF
                               APPLERA CORPORATION


                               By: /s/ Kathy Ordonez
                                   -------------------------------------------
                                     Name:  Kathy Ordonez
                                     Title: President



                                      -2-

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                                                                        ANNEX A
                                                                        -------


                             TERMS AND CONDITIONS OF
                      MARKETING AND DISTRIBUTION AGREEMENT


1.   Principles.

     1.1 AB's Knowledge Business. AB is developing a new business (the "Knowledge Business") comprising genomic and biological content, assays, reagents for use in combination with oligonucleotide arrays, services, experimental protocols, algorithms, and software (collectively, "Knowledge Products"). As part of the Knowledge Business, AB intends to develop and implement a portal for the integration, delivery, and presentation of biological information and products to enable scientific discovery by life sciences customers (the "Portal"). The Portal will incorporate Celera's existing Celera Discovery System ("CDS") infrastructure.

     1.2 Products. This Agreement covers AB's development, marketing, and distribution of the following products to be included within the Knowledge Business ("Covered Products"):

          (a) CDS and the datasets of Celera's Online/Information Business, in all formats, and including all analysis tools, software, and related information provided to former or current customers of the Online/Information Business, including any future versions or updates to such that are required by Committed Contracts, as that term is defined in Section 3.1 below ("Existing Information Products");

          (b) Probes, primer sets, or oligonucleotide arrays, each that are designed with reference to information included within the Online/Information Business, and new Portal subscription business marketed by AB as part of the Knowledge Business ("Related Products") (for the avoidance of doubt, Portal subscriptions which do not constitute Committed Contracts under Section 3.1 or 3.2, and which are not renewals or modifications of Committed Contracts under Section 3.3, shall constitute new Portal subscription business); and

          (c) Other Knowledge Products developed at AB's expense after the Effective Date ("Future Products").

               (1) AB and Celera shall collaborate with respect to the development of Future Products; and


                                   Annex A-1

               (2) AB and Celera shall agree on the budget for new research and development initiatives, and unless otherwise agreed, the costs shall be borne by AB.

     1.3 AB's Access to Celera IP. Subject to Section 6 below, AB shall have unrestricted and exclusive access to and use of the intellectual property associated with Existing Information Products for the development and marketing of Knowledge Products, provided that such access shall be on an "as is" basis with no recourse to Celera.

     1.4 Ownership of Existing Online/Information Business Assets. Celera shall retain ownership of the assets, including intellectual property, relating to Existing Information Products.

     1.5 Ownership of Improvements. Improvements to Existing Information Products shall be owned by the party funding such improvements, provided that at the end of the Term of this Agreement Celera shall have the right to purchase any such improvements owned by AB at fair value as determined by the Applera Board. Celera shall have 6 months following the end of the Term to exercise such right.

     1.6 Competition. Consistent with Applera's tracking stock principles, neither AB nor Celera shall engage in each other's principal business except to the extent provided herein.

2.   Conduct and Relationship of the Parties.

     2.1 Cooperation between AB and Celera. The parties believe that the successful implementation of this Agreement will require close cooperation between AB and Celera. In particular, the parties expect that the relationship established by this Agreement will benefit from the application of both AB's and Celera's respective resources and expertise relating to Knowledge Products. However, the parties also acknowledge that Celera nonetheless must continue to have sufficient resources dedicated to the performance of its obligations under this Agreement, including particularly its obligations in respect of Committed Contracts (as defined below). Therefore, AB and Celera shall cooperate and use reasonable commercial efforts to ensure that their resources and expertise are applied in a manner that effectively achieves the purposes of this Agreement without interfering with the respective businesses of AB and Celera and their other obligations under this Agreement (the "Cooperation Guidelines").



                                   Annex A-2

     2.2 Online/Information Business Personnel. The parties believe that the Knowledge Business will benefit from the unique expertise that certain Celera personnel have developed from their involvement with the Online/Information Business. Accordingly, the parties anticipate that the cooperation referred to in Section 2.1 will involve, among other things, the dedication of some or all of the time of various Online/Information Business personnel to the Knowledge Business. The cost of such personnel shall be paid by AB as contemplated by Section
          4.2. In performing services for the Knowledge Business, the Online/Information Business personnel may report to, and be subject to the supervision of, Knowledge Business personnel. However, such Online/Information Business Personnel and services shall at all times remain subject to the Cooperation Guidelines.

     2.3 Operating Procedures. The parties acknowledge and agree that it may be appropriate from time to time to establish specific operating procedures with respect to the allocation of resources contemplated by
          Section 2.1 and the activities of the Online/Information Business personnel contemplated by Section 2.2. Accordingly, the Inter-Group Policy Committee (as defined in Section 8), working with AB and Celera, shall periodically (and upon request of a party) evaluate the need for, and if applicable adopt (and amend as necessary), operating procedures for the relationship established by this Agreement consistent with its terms (including specifically the Cooperation Guidelines).

     2.4 Use of Celera Name. AB's use of the "Celera" name in the marketing and distribution by AB of Knowledge Products shall be subject to Celera's approval.

3.   Committed Contracts.

     3.1 Committed Contracts. Celera shall continue to be responsible for the performance of its obligations under all contracts relating to Existing Information Products in effect as of the Effective Date (the "Committed Contracts"), and shall receive all revenues and other benefits under, and be responsible for all costs and expenses associated with, such Committed Contracts.



                                   Annex A-3


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     3.2  Transition Period. Notwithstanding anything to the contrary contained in this Agreement, commencing as of the Effective Date and continuing for a period of three months thereafter (the "Transition Period"), all revenues and other benefits under, and all costs and expenses associated with, any contract for Existing Information Products entered into during the Transition Period shall be allocated to Celera, and Celera shall be responsible for the performance thereof. Any such contract entered into during the Transition Period shall be deemed a Committed Contract for purposes of this Agreement. Notwithstanding Section 1.3 above, during the Transition Period Celera shall be permitted to market Existing Information Products and associated services.

     3.3 Renewals of and Modifications to Committed Contracts. All revenues and other benefits under, and all costs and expenses associated with, any renewals of and/or modifications to Committed Contracts shall be allocated to Celera, and Celera shall be responsible for the performance thereof. All such renewals of and modifications to Committed Contracts shall be deemed Committed Contracts for purposes of this Agreement. For these purposes:

          (a) Contractual arrangements with a Committed Contracts customer entered into after June 30, 2002, will be treated as a renewal of and/or modification to the original Committed Contract with that customer, rather than a new Knowledge Business contract, only if the nature of the subsequent contractual arrangement with the customer is substantially the same as the nature of the original Committed Contract.

          (b) Without limitation, if (i) a renewal or modification of a Committed Contract is entered into as a result of AB's marketing efforts, and (ii) such renewal or modification involves the addition of new subscribers to CDS, then the nature of the subsequent contractual arrangement with the customer shall be deemed different from the nature of the original Committed Contract, and the renewed or modified contract shall not constitute a Committed Contract hereunder as of effectiveness of such renewal or modification.




                                   Annex A-4

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          (c)  Any question regarding the application of this Section 3 shall be subject to interpretation and resolution in accordance with
               Section 8. The interpretation of the guidelines set forth above and their application to specific factual circumstances shall be guided by the general principle that Celera or AB, as the case may be, should receive attribution for business actually generated. In furtherance of this general principle, the Inter-Group Policy Committee (or the Applera Chief Executive Officer or Applera Board, as applicable) may determine that a particular contract may have both a Committed Contract component and new Knowledge Business contract component.

     3.4 EBITDA From Committed Contracts. AB shall reimburse Celera for any shortfall in Celera's projected total cumulative EBITDA of $62.5 million from Committed Contracts for fiscal years 2003 through 2006 (the "EBITDA Projection") caused by (i) any actions taken by AB in connection with the Knowledge Business or (ii) actual changes to Celera's current strategy for marketing and distribution of Existing Information Products requested by AB, subject to the following terms, conditions, and limitations:

               (a) AB's reimbursement obligation under this Section 3.4 shall be limited to $62.5 million in the aggregate;

               (b) AB's reimbursement obligation under this Section 3.4 shall be subject to the condition that Celera shall perform all of its obligations under the Committed Contracts, except where its failure to perform is due to (i) actions taken or changes requested by AB as provided above, or (ii) the breach or non-performance by the other party to such Committed Contract as a result of any actions taken or changes requested by AB as provided above;

               (c) For purposes of making determinations under this Section 3.4, no less frequently than annually the parties shall review and, as necessary, revise the 4 year forecast for EBITDA from Committed Contracts (though no such revision to the EBITDA forecast shall affect the EBITDA Projection on which AB's obligations are based under this Section 3.4);

               (d) Reimbursements by AB shall be made at the end of any quarter if it is determined, and agreed to by AB and Celera, that AB would have to recognize a reimbursement obligation on its financial statements for that quarter; and


                                   Annex A-5


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               (e)  Determinations and interpretations under this Section 3.4 shall be made pursuant to Section 8 and shall be consistent with the financial model presented to the Applera Board that corresponds to the EBITDA Projection.

4.   Financial Provisions Applicable to Related Products.

     4.1  Royalty to Celera for Covered Products.

               (a) In exchange for marketing and distribution rights for Covered Products as described in Section 1 above, AB shall pay Celera a royalty quarterly through AB's 2012 fiscal year based on revenues from Related Products. The royalty shall be as heretofore approved by the Applera Board, subject to such amendments as the Applera Board shall from time to time approve.

               (b) The royalty arrangement contemplated by Section 4.1(a) is based on the mutual understanding that AB does not currently intend to bundle Covered Products with other products and services. If such bundling occurs, then the Inter-Group Policy Committee shall approve an alternative financial arrangement for such bundled Covered Products designed, to the maximum extent possible, to give to Celera substantially the same economic benefit from those Covered Products as was originally intended by the parties, and to minimize any adverse financial impact to Celera as a result of such bundling of products.

     4.2 Reimbursement of Costs. AB shall reimburse Celera for all costs relating to the Knowledge Business (i.e., of the type or nature identified in the financial model referred to in Section 3.4(e)) in excess of the costs associated with Committed Contracts in a manner consistent with Applera's tracking stock principles.

5. Shared Services. Celera and AB shall provide each other with access to information technology, informatics, and other shared resources in a manner consistent with Applera's tracking stock principles, as determined by the Inter-Group Policy Committee (as defined in, and subject to the provisions of, Section 8 below), to ensure the availability of these resources as needed for purposes of this Agreement.

6.   Effect on Other Operations/Arrangements.

     6.1  Celera.


          (a)  Celera shall continue to have unrestricted access to:




                                   Annex A-6


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               (1)  data (i.e., subscription content as well as underlying data related to Covered Products) and other intellectual property associated with the Knowledge Business for internal therapeutics uses (including for collaborations with third parties), as well as for other uses where AB declines interest, without royalty or other payment obligations; and

               (2) therapeutic targets identified through AB funded research and development consistent with Applera's tracking stock principles.

          (b) Celera shall remain obligated to comply with obligations pursuant to existing collaborations, subject to future modification and amendment.

     6.2  AB.

          Access to Celera proteomics data shall be at the discretion of Celera.

     6.3  Celera Diagnostics.

          This Agreement shall not have any effect on the rights or obligations of Celera Diagnostics within Applera. Celera Diagnostics shall continue to have access to the intellectual property of Celera and AB for human in-vitro diagnostics as set forth in the Celera Diagnostics Joint Venture Agreement.

     6.4 Third Party Obligations. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement are subject to any now existing or future obligations of Celera or AB to third parties regarding the intellectual property or other data or information of such third parties.

7.   Term of Agreement; Right of First Refusal.

     7.1 Term. This Agreement shall become effective as of the Effective Date and shall terminate as of the close of business on June 30, 2012 (the "Term"), provided, however, that (a) any amounts payable by AB to Celera as of the termination date shall continue to be payable in accordance with the terms of this Agreement and (b) Section 7.2 below shall survive such termination.



                                   Annex A-7



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     7.2  Right of First Refusal. If, at any time during the 5 years following the termination or expiration of this Agreement, Celera desires to sell, liquidate, or otherwise dispose of all or a portion of the assets associated with the Online/Information Business, it shall first offer to sell such assets to AB. Thereafter, if AB desires to purchase such assets, Celera and AB shall negotiate in good faith such sale for a period of not less than 60 days. In the event that Celera and AB are unable to reach agreement on the sale of such assets within such time period, Celera may, within 60 days following the conclusion of negotiations with AB, sell all of such assets proposed to be sold to a third party on terms no less favorable to Celera in the aggregate than the terms last proposed by AB, if any.

8.   Interpretation of Agreement; Resolution of Disputes.

Subject to Section 10 below, it is the intent of the parties that all questions, concerns, disputes, or other issues that may arise relating to this Agreement, including interpretation of the Agreement, be subject to the same procedures and processes currently used to resolve issues between AB and Celera within Applera. These procedures and processes include the Applera Inter-Group Policy Committee (the "Inter-Group Policy Committee," which term includes any processes or procedures for resolution of issues between AB and Celera as may be applicable from time to time, and any successor committees, processes, or procedures). The Inter-Group Policy Committee shall also have such other specific responsibilities in relation to this Agreement as are expressly set forth in the other provisions of this Agreement. Any dispute, disagreement, deadlock, or other issue or matter relating to this Agreement which cannot be so resolved or addressed by the Inter-Group Policy Committee may be referred by the Applera Chief Executive Officer to the Applera Board, and any resulting determination by the Applera Board shall be binding on the parties. Without limitation of the foregoing, the parties anticipate that the Inter-Group Policy Committee is the most appropriate management committee to ensure compliance with the Cooperation Guidelines, and they therefore expect such committee to have an active role in evaluating such compliance and responding to any questions or concerns that may be raised regarding same (and, if it deems appropriate, implementing procedures as contemplated by Section 2.3 in response to those questions or concerns).

9.   Amendment and Waiver.

Subject to Section 10 below, the terms and conditions contained in this Agreement may be amended, and the conduct of the parties may deviate from such terms and conditions, with the approval of the Inter-Group Policy Committee; provided, however, that any amendment to this Agreement, upon receiving the necessary approval, shall be in a written instrument signed by (a) AB, (b) Celera, and (c) the Applera Chief Executive Officer.





                                   Annex A-8

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10.  Role of Applera Board.

Notwithstanding anything to the contrary contained herein, all matters relating to this Agreement shall at all times remain within the purview of the Applera Board, which shall have the authority to review such matters on its own initiative. In addition, the Applera Chief Executive Officer may refer matters relating to this Agreement to the Applera Board as he deems appropriate.

11.  Transaction Expenses.

All out-of-pocket costs and expenses incurred by Applera or its affiliates in connection with the negotiation and implementation of the arrangements provided for herein shall be borne equally by AB and Celera.


                                   Annex A-9